Exhibit 99.1

Chico’s FAS, Inc. Reports Third Quarter Results

•	Third quarter GAAP loss of $0.07 per diluted share; Adjusted loss of $0.04 per diluted share

•	Sequential improvement in comparable sales for all brands

•	Executing on strategic priorities, investing in growth areas, maintaining cost discipline

•	Updates full-year fiscal 2019 outlook to reflect improvements in the business and tariff impact

Fort Myers, FL - November 26, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2019 third quarter ended November 2, 2019.
For the thirteen weeks ended November 2, 2019 (the “third quarter”), the Company reported a net loss of $8.1 million, or $0.07 loss per diluted share, compared to net income of $6.5 million, or $0.05 earnings per diluted share, for the thirteen weeks ended November 3, 2018 (“last year’s third quarter”). The Company reported third quarter adjusted net loss of $4.6 million, or $0.04 loss per diluted share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
For the thirty-nine weeks ended November 2, 2019, the Company reported a net loss of $8.4 million, or $0.07 loss per diluted share, compared to net income of $52.3 million, or $0.41 earnings per diluted share, for the thirty-nine weeks ended November 3, 2018. For the thirty-nine weeks ended November 2, 2019, the Company reported adjusted net income of $0.9 million, or $0.01 earnings per diluted share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
“Our third quarter results demonstrate that we are gaining traction on our strategic priorities. Comparable sales improved sequentially by 10.4 percentage points at White House Black Market and by 2 points at Chico’s, our largest brand. In addition, Soma’s comparable sales increased double-digits for the second consecutive quarter. Each of these achievements indicate that the actions being taken are positively impacting results,” said Bonnie Brooks, CEO and President.
“Our customers are also responding to our brands’ better product, stronger marketing and changes to store presentation. I firmly believe the Company’s turnaround is on the right track, and we have updated our full-year financial outlook to reflect the positive momentum of our business,” continued Ms. Brooks.

Fiscal 2019 Third Quarter Business Highlights
The following fiscal 2019 third quarter business highlights reflect the Company’s progress executing on its three strategic priorities: (i) driving stronger sales through improved product and marketing; (ii) optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and (iii) transforming sourcing and supply chain operations to increase product speed to market and improve quality.

•	Chico’s® reported sequential improvement in comparable sales, reflecting a focus on key items and a more balanced inventory position between basics and fashion.

•	White House Black Market® (“WHBM”) reported sequential improvement in comparable sales enabled by changes made in talent, merchandising and product design.

•	Soma® reported double-digit positive comparable sales growth for the second consecutive quarter, driven by product innovation and inventory and marketing investments.

•
In the third quarter, the Company strengthened its product teams and made investments in growth areas, such as digital and customer experience. The Company also repositioned some departments, consolidated others, and reduced areas where the Company can operate more efficiently with fewer resources.

•	The Company completed the implementation of its Buy On-Line, Pick-up In-Store (BOPIS) capability across all of its brands.

•	The Company is actively diversifying its country of origin mix and reducing manufacturing penetration in China, thereby mitigating the majority of tariff increases.

Net Sales
For the third quarter, net sales were $484.7 million compared to $499.9 million in last year’s third quarter. This decrease of 3.0% reflects a comparable sales decline of 2.2% as well as the impact of 58 net store closures since last year’s third quarter. The comparable sales decline was driven by lower average dollar sale, partially offset by an increase in transaction count. In the third quarter, comparable sales at Soma were up positive double-digits for the second consecutive quarter while Chico’s and WHBM posted sequential quarter-over-quarter improvement by adjusting product assortment and presentation.

Comparable Sales

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Chico's	(3.6)%	(10.2)%	(5.8)%	(6.4)%
White House Black Market	(5.7)	(5.1)	(10.6)	(5.1)
Soma	11.3	2.4	8.6	(1.6)
Total Company	(2.2)	(6.8)	(5.2)	(5.3)

Gross Margin
For the third quarter, gross margin was $171.0 million, or 35.3% of net sales, compared to $181.0 million, or 36.2% of net sales, in last year’s third quarter. This 90-basis point decrease primarily reflects accelerated depreciation as a result of our previously announced retail fleet optimization plan and the impact of severance and other related net charges (collectively, “Severance Charges”) in connection with actions taken to reposition our organizational structure.
Excluding the 60 basis-point impact of accelerated depreciation and Severance Charges, gross margin decreased 30 basis points as a result of the clearance of seasonal merchandise and the impact of tariffs, partially offset by improvement in occupancy costs as a percent of sales.

Selling, General and Administrative Expenses
For the third quarter, selling, general and administrative (“SG&A”) expenses were $180.6 million, or 37.3% of net sales, compared to $178.4 million, or 35.7% of net sales, for last year’s third quarter. The $2.2 million increase primarily includes Severance Charges in connection with our revised organizational structure.

Retail Fleet Optimization Plan
In the third quarter, the Company recorded pre-tax accelerated depreciation charges of property and equipment within cost of goods sold (“COGS”) of $2.1 million, or 40 basis points, related to our retail fleet optimization plan. On an after-tax basis, the third quarter impact of these charges was $1.5 million, or $0.01 earnings per diluted share.

Severance Charges
In the third quarter, the Company recorded pre-tax Severance Charges of $2.8 million. These charges are reflected in the financial statements as $1.0 million, or 20 basis points, in COGS and $1.8 million, or 40 basis points, in SG&A. On an after-tax basis, the third quarter impact of these charges was $2.1 million, or $0.02 earnings per diluted share.

Income Taxes
For the third quarter, the effective tax rate was 14.7% compared to (141.7)% for last year’s third quarter. The 14.7% effective tax rate was primarily the result of an income tax benefit on the third quarter operating loss, offset by an unfavorable fiscal 2018 provision-to-return adjustment, and a valuation allowance on certain deferred tax assets for charitable contributions with limitations. The favorable prior year effective tax rate was primarily due to the Company’s ability to accelerate certain income tax deductions into the 2017 federal tax return as a result of the Tax Cuts and Jobs Act of 2017.

Cash, Marketable Securities and Debt
At the end of the third quarter, cash and marketable securities totaled $127.4 million while debt totaled $46.3 million.

Inventories
At the end of the third quarter, inventories totaled $277.5 million compared to $266.1 million at the end of last year’s third quarter. This $11.4 million, or 4.3%, increase primarily reflects continued investment in Soma inventory to fund growth.

Fiscal 2019 Fourth Quarter and Full-Year Outlook
The Company is initiating outlook for the fourth quarter of fiscal 2019 and is updating its previously provided full-year fiscal 2019 outlook to reflect improvements in the business. The outlook for both the fourth quarter and fiscal year now includes the incremental impact of tariffs, while excluding expected net charges related to the Company’s retail fleet optimization plan and Severance Charges.
The Company continues to manage through its turnaround and anticipates continued improvement in net sales and comparable sales trends as progress executing its strategic priorities continues.
For the fiscal 2019 fourth quarter, compared to the fiscal 2018 fourth quarter:

•	The Company anticipates a low single-digit decline in total net sales and consolidated comparable sales.

•	The Company expects gross margin as a percent of net sales to be down approximately 100 to 150 basis points, due primarily to incremental costs from tariffs.

•	SG&A expenses are expected to be down approximately $5 to $7 million, reflecting ongoing cost management.
For full year fiscal 2019, compared to full year fiscal 2018:

•	The Company anticipates a mid single-digit decline in total net sales and consolidated comparable sales.

•
The Company expects gross margin as a percent of net sales to be down 150 to 200 basis points consistent with previous guidance, which now includes our consideration of incremental costs in the second half of fiscal 2019 associated with tariffs.

•	The Company anticipates SG&A expenses to be down approximately $10 million, reflecting ongoing cost management, consistent with previous guidance.

•	The Company expects capital expenditures to be approximately $40 million to $45 million, primarily driven by store reinvestments and technology enhancements.

•
The Company estimates a full year income tax provision of approximately $2 to $3 million, which excludes accelerated depreciation related to our fleet optimization plan and Severance Charges in connection with our revised organizational structure.

Conference Call Information
The Company is hosting a live conference call on Tuesday, November 26, 2019 beginning at 8:00 a.m. ET to review the operating results for the third quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 5296467, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market, Soma and TellTaleTM is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of November 2, 2019, the Company operated 1,373 stores in the U.S. and Canada and sold merchandise through 89 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Brooks’ quotes and in the section entitled “Fiscal 2019 Fourth Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the availability of quality store sites; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s revised organizational structure, retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful integration of new members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss) Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 2, 2019		November 3, 2018		November 2, 2019		November 3, 2018
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$249,973	51.5%	$259,503	51.9%	$795,599	52.6%	$847,247	52.8%
White House Black Market	154,941	32.0	167,805	33.6	455,695	30.2	519,391	32.3
Soma (1)	79,792	16.5	72,569	14.5	259,496	17.2	239,774	14.9
Total Net Sales	484,706	100.0	499,877	100.0	1,510,790	100.0	1,606,412	100.0
Cost of goods sold	313,668	64.7	318,899	63.8	980,299	64.9	1,001,699	62.4
Gross Margin	171,038	35.3	180,978	36.2	530,491	35.1	604,713	37.6
Selling, general and administrative expenses	180,586	37.3	178,394	35.7	536,977	35.5	538,902	33.5
(Loss) Income from Operations	(9,548)	(2.0)	2,584	0.5	(6,486)	(0.4)	65,811	4.1
Interest income (expense), net	25	0.0	97	0.0	79	0.0	(458)	0.0
(Loss) Income before Income Taxes	(9,523)	(2.0)	2,681	0.5	(6,407)	(0.4)	65,353	4.1
Income tax (benefit) provision	(1,400)	(0.3)	(3,800)	(0.8)	2,000	0.2	13,100	0.8
Net (Loss) Income	$(8,123)	(1.7)%	$6,481	1.3%	$(8,407)	(0.6)%	$52,253	3.3%
Per Share Data:
Net (loss) income per common share - basic	$(0.07)		$0.05		$(0.07)		$0.41
Net (loss) income per common and common equivalent share – diluted	$(0.07)		$0.05		$(0.07)		$0.41
Weighted average common shares outstanding – basic	114,997		122,201		114,744		124,069
Weighted average common and common equivalent shares outstanding – diluted	114,997		122,273		114,744		124,120
Dividends declared per share	$—		$—		$0.2625		$0.255
(1) Includes TellTale net sales, which is not a significant component of Soma revenue.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 2, 2019	February 2, 2019	November 3, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$70,188	$124,128	$169,380
Marketable securities, at fair value	57,253	61,987	59,484
Inventories	277,473	235,218	266,100
Prepaid expenses and other current assets	53,598	63,845	62,167
Total Current Assets	458,512	485,178	557,131
Property and Equipment, net	323,591	370,932	385,387
Right of Use Assets	664,052	—	—
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	18,511	15,220	13,929
Total Other Assets	154,215	150,924	149,633
	$1,600,370	$1,007,034	$1,092,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$151,664	$143,404	$150,224
Current lease liabilities	155,403	—	—
Other current and deferred liabilities	112,456	131,820	126,337
Total Current Liabilities	419,523	275,224	276,561
Noncurrent Liabilities:
Long-term debt	46,250	57,500	61,250
Long-term lease liabilities	578,971	—	—
Other noncurrent and deferred liabilities	8,512	89,109	93,323
Deferred taxes	3,999	5,237	7,884
Total Noncurrent Liabilities	637,732	151,846	162,457
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,186	1,169	1,257
Additional paid-in capital	490,281	486,406	482,340
Treasury stock, at cost	(494,395)	(494,395)	(444,309)
Retained earnings	546,461	587,145	614,349
Accumulated other comprehensive loss	(418)	(361)	(504)
Total Shareholders’ Equity	543,115	579,964	653,133
	$1,600,370	$1,007,034	$1,092,151
The Company adopted Accounting Standard Update (“ASU”) 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Cash Flows from Operating Activities:
Net (loss) income	$(8,407)	$52,253
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	67,876	69,290
Non-cash lease expense	160,363	—
Loss on disposal and impairment of property and equipment, net	225	3,592
Deferred tax benefit	(778)	1,195
Share-based compensation expense	5,353	15,523
Deferred rent and lease credits	—	(14,868)
Changes in assets and liabilities:
Inventories	(42,255)	(33,198)
Prepaid expenses and other assets	(10,861)	(190)
Accounts payable	8,261	31,947
Accrued and other liabilities	(2,600)	(6,780)
Lease liability	(169,970)	—
Net cash provided by operating activities	7,207	118,764
Cash Flows from Investing Activities:
Purchases of marketable securities	(35,020)	(31,300)
Proceeds from sale of marketable securities	39,967	31,946
Purchases of property and equipment	(22,126)	(36,601)
Net cash used in investing activities	(17,179)	(35,955)
Cash Flows from Financing Activities:
Proceeds from borrowings	—	61,250
Payments on borrowings	(11,250)	(68,750)
Proceeds from issuance of common stock	1,088	1,448
Dividends paid	(30,992)	(32,674)
Repurchase of common stock	—	(30,879)
Payments of tax withholdings related to share-based awards	(2,549)	(3,420)
Net cash used in financing activities	(43,703)	(73,025)
Effects of exchange rate changes on cash and cash equivalents	(265)	(475)
Net (decrease) increase in cash and cash equivalents	(53,940)	9,309
Cash and Cash Equivalents, Beginning of period	124,128	160,071
Cash and Cash Equivalents, End of period	$70,188	$169,380
The Company adopted ASU 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Supplemental Detail on Net (Loss) Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and thirty-nine weeks ended November 2, 2019 and November 3, 2018, potential common shares were excluded from the computation of diluted income per share to the extent they were antidilutive.

The following unaudited table sets forth the computation of net (loss) income per basic and diluted share shown on the face of the accompanying condensed consolidated statements of (loss) income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Numerator
Net (loss) income	$(8,123)	$6,481	$(8,407)	$52,253
Net income and dividends declared allocated to participating securities	—	(182)	—	(1,365)
Net (loss) income available to common shareholders	$(8,123)	$6,299	$(8,407)	$50,888

Denominator
Weighted average common shares outstanding – basic	114,997	122,201	114,744	124,069
Dilutive effect of non-participating securities	—	72	—	51
Weighted average common and common equivalent shares outstanding – diluted	114,997	122,273	114,744	124,120

Net (loss) income per common share:
Basic	$(0.07)	$0.05	$(0.07)	$0.41
Diluted	$(0.07)	$0.05	$(0.07)	$0.41

GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income Per Diluted Common Share

The Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the impact of the Company’s retail fleet optimization plan and Severance Charges as previously defined.

A reconciliation of net loss and loss per diluted share on a GAAP basis to net (loss) income and (loss) income per diluted share on a non-GAAP basis for the thirteen and thirty-nine weeks ended November 2, 2019 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income per Diluted Share
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	November 2, 2019
Net (loss) income: (1)

GAAP basis	$(8,123)	$(8,407)
Accelerated depreciation (2)	1,504	7,232
Severance Charges (3)	2,063	2,072
Non-GAAP adjusted basis	$(4,556)	$897

Net (loss) income per common and common equivalent share–diluted: (1)

GAAP basis	$(0.07)	$(0.07)
Accelerated depreciation (2)	0.01	0.06
Severance Charges (3)	0.02	0.02
Non-GAAP adjusted basis	$(0.04)	$0.01
(1) All adjustments to net (loss) income are presented net of tax.
(2) Reflects the impact of accelerated depreciation on property and equipment due to the change in the useful life of store assets for store closures added as a result of the Company’s retail fleet optimization plan.
(3) Severance Charges as defined in this release.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended November 2, 2019
(Unaudited)

	August 3, 2019	New Stores	Closures	November 2, 2019
Store Count:
Chico’s frontline boutiques	537	1	(2)	536
Chico’s outlets	124	1	(2)	123
Chico’s Canada	4	—	—	4
WHBM frontline boutiques	380	1	(5)	376
WHBM outlets	63	1	(1)	63
WHBM Canada	6	—	—	6
Soma frontline boutiques	254	—	(7)	247
Soma outlets	19	—	(1)	18
Total Chico’s FAS, Inc.	1,387	4	(18)	1,373

	August 3, 2019	New Stores	Closures	Other Changes in SSF	November 2, 2019
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,462,833	2,335	(4,499)	(3,122)	1,457,547
Chico’s outlets	312,938	2,295	(4,991)	—	310,242
Chico’s Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	887,014	2,746	(11,495)	743	879,008
WHBM outlets	131,523	3,299	(2,366)	—	132,456
WHBM Canada	15,588	—	—	—	15,588
Soma frontline boutiques	480,370	—	(12,285)	(715)	467,370
Soma outlets	35,774	—	(1,445)	—	34,329
Total Chico’s FAS, Inc.	3,335,735	10,675	(37,081)	(3,094)	3,306,235
As of November 2, 2019, the Company’s franchise operations consisted of 89 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended November 2, 2019
(Unaudited)

	February 2, 2019	New Stores	Closures	November 2, 2019
Store count:
Chico’s frontline boutiques	551	1	(16)	536
Chico’s outlets	125	1	(3)	123
Chico's Canada	4	—	—	4
WHBM frontline boutiques	390	1	(15)	376
WHBM outlets	65	1	(3)	63
WHBM Canada	6	—	—	6
Soma frontline boutiques	258	—	(11)	247
Soma outlets	19	—	(1)	18
Total Chico’s FAS, Inc.	1,418	4	(49)	1,373

	February 2, 2019	New Stores	Closures	Other Changes in SSF	November 2, 2019
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,502,688	2,335	(41,970)	(5,506)	1,457,547
Chico’s outlets	315,400	2,295	(7,453)	—	310,242
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	909,849	2,746	(33,753)	166	879,008
WHBM outlets	135,863	3,299	(6,706)	—	132,456
WHBM Canada	14,891	—	—	697	15,588
Soma frontline boutiques	488,509	—	(20,424)	(715)	467,370
Soma outlets	35,774	—	(1,445)	—	34,329
Total Chico’s FAS, Inc.	3,412,669	10,675	(111,751)	(5,358)	3,306,235
As of November 2, 2019, the Company’s franchise operations consisted of 89 international retail locations in Mexico and 2 domestic airport locations.